Exhibit 10.7

September 22, 2025

Dragan Popovic

110 Parklea Dr

Toronto, On

Canada

Via e-mail: Draganpl010@gmail.com

Dear Dragan,

I am very pleased to extend to you an offer to join X-energy as our next Executive Vice President and Global Chief Operating Officer. We are looking forward to the valuable contributions we know you will make to our Company, and this offer is subject only to approval by our Board of Directors, which is a standard step in our hiring of key senior executives. We do not anticipate any issues with this approval and look forward to welcoming you to the team. If you decide to join us, the terms of your employment will be:

Employer: X-energy Canada

Start Date: October 27, 2025, or earlier if possible

Reporting to: Chief Executive Officer (J. Clay Sell)

Office/Work Location: X-energy Canada, Toronto, Ontario; full-time. While you will be expected to travel to the United States or internationally for meetings, training, and consultations incidental to your role, all substantive work and productive employment will be performed in Canada.

Base Salary: $450,000 USD (or CAD equivalent) per year; $17,308 bi-weekly

Annual Bonus: As a participant in X-energy's Short Term Incentive Program ("STIP"), your annual target incentive will be 75% of your base salary, attainment of which will be based on Company and personal performance and paid as a bonus each calendar year. Your STIP award for 2025 will be a guaranteed amount of $134,375 (comprised of a pro-rated STIP target amount of $84,375, plus an additional $50,000 incentive bonus). To receive your STIP bonus, you must be an active employee in good standing at the time bonuses are issued.

Long-term Incentive Plan: You are eligible to participate in X-energy's Long-term Incentive Plan ("LTIP"). As such, you will receive a grant of 600,000 Profits Interest Units ("PIUs"), which will vest ratably over four years, 25% per year. Future grants may be awarded at the Company's discretion, based on Company results and your individual performance.

The actual value of your PIUs will depend on many factors, including, but not limited to, the Company's future performance, market conditions, capital structure, and the total number of PIUs outstanding at the time of a qualifying liquidity event (e.g., an initial public offering or a sale of the Company). The Board retains full discretion over any future grants and the treatment of PIUs at exit.

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The following is provided solely as a hypothetical illustration and should not be relied upon as a prediction or guarantee of any particular outcome. This example is based on numerous assumptions, all of which may change materially without notice. It is not intended to establish a fair market value for tax purposes, nor does it create any obligation on the part of the Company to achieve any particular valuation or to undertake any specific transaction.

Based on a recent value analysis conducted by our outside consultants, if the Company were to achieve a $10 billion exit value, the current estimated value of one PIU could be approximately $28.00. Under that purely hypothetical scenario, 600,000 PIUs could have a value of approximately $16,800,000. Actual results, including the value (if any) realized for your PIUs, may differ significantly from this example. All PIUs will remain subject to the terms, conditions, and restrictions set forth in the governing plan documents and award agreements, which shall control in all respects.

Travel, Visa Sponsorship, and Relocation Expectations. You are currently a citizen of Canada. Should it be necessary, you agree to cooperate fully with all efforts to obtain a work visa authorizing your employment in the United States. Unless and until such visa is issued, all substantive work and productive employment shall be performed in Canada. Notwithstanding the foregoing, in your capacity as Global Chief Operating Officer, you will be required to travel to the Company's headquarters in Maryland, other locations within the United States, and international sites as necessary for meetings, training, and consultations incidental to your role overseeing global operations.

If deemed necessary, the Company will cover your legal and filing expenses associated with obtaining and maintaining any required U.S. work authorization, and, if applicable, U.S. lawful permanent residency ("green card") or U.S. citizenship. You acknowledge that in this scenario, the expectation will be that you will take all reasonable steps, with company support, to obtain U.S. permanent residency and, if eligible and willing, U.S. citizenship within a mutually agreed timeframe. Upon issuance of the requisite work visa, you shall commence employment with X-energy LLC in the United States and shall relocate, as soon as reasonably practicable, to a residence within reasonable commuting distance of the Company's corporate headquarters in the MD/DC/VA metropolitan area.

The Company shall be financially responsible for the following:

•	Reasonable travel (including commuting and lodging) expenses incurred from your current residence until relocation;
•	If applicable, relocation expenses up to $135,000, which shall constitute taxable income, subject to applicable tax withholding and reporting requirements. You shall be required to update your physical address and tax forms upon relocation; and
•	A reasonable number of house-hunting trips for you and your spouse.

If you resign within 24 months of relocation, you must repay all relocation expenses.

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Universal Leave/Paid Holidays: You will accrue 20 days/160 hours of Universal Leave annually for vacation, illness, or time away from work for personal activities. X-energy provides ten (10) paid holidays which must be used in each calendar year. The ten (10) paid holidays are considered floating holidays which can be used on the assigned holiday or taken on another day of the employee's choice. New hires are eligible to utilize any paid holidays that remain on the company schedule after their start date for that given calendar year.

Other Benefits: Medical, dental, life and disability insurance, and other benefits are as set forth in X-energy's Benefits Guide, which will be provided via email. We would be happy to answer any questions that you may have regarding these benefits.

Employment Classification: Full-time exempt

Please note that your employment with X-energy Canada is for no specified period and constitutes at will employment. This offer is contingent upon the successful completion of our pre-employment process which will include a background check and education verification. Additional verifications, such as a credit check, may be required for positions with specialized data access. Once you accept this offer, you will receive an email from ClearStar, the company that we use to conduct this process. The email will contain a link to ClearStar's secure website where you will be guided through the process and can safely enter the necessary information. Please watch for this email and submit your information to ClearStar as soon as possible.

Dragan, I am genuinely excited about the prospect of you joining us as our next Executive Vice President and Global Chief Operating Officer, and I look forward to working closely with you in what I am confident will be a long, successful, and rewarding partnership. To accept this offer, please sign and date below, and return

If you have any questions, please do not hesitate to contact me.

Sincerely,

//J. Clay Sell//

J. Clay Sell

Chief Executive Officer

www.x-energy.com

I accept X-energy's offer of employment, and I acknowledge that my title will be Executive Vice President and Global Chief Operating Officer with all of the responsibilities and requirements attendant to such position.

Signature:	/s/ Dragan Popovic

Name (print):	Dragan Popovic

Date:	Sept 22, 2025

X energy, LLC and it's affiliated companies, are committed to hiring and retaining a diverse workforce. We are proud to be an Equal Opportunity Employer and make decisions without regard to race, color, religion, creed, sex, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. We welcome the employment of women, minorities, veterans, and individuals with disabilities in our workforce. If you are in need of special assistance, please contact our Human Resources Department.

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